Flexsteel Industries, Inc. Announces Change to Board of Directors

Dubuque, Iowa – October 10, 2023 – Flexsteel Industries, Inc. (NASDAQ:FLXS), announced that long-time board member Mary C. Bottie has declared her plan to resign following the December 2023 board meeting.

“Flexsteel has been fortunate to have a director of the caliber of Mary Bottie,” said Chair Tom Levine. “Her extensive background in general management, global operations, marketing, and human resources have been great assets for Flexsteel. We have valued her leadership and insights over the past 20 years.” Levine concluded, “We will miss her guidance and owe her our gratitude for the significant contributions she has made to the Company.”

Ms. Bottie, formerly a Motorola Inc. Vice President holding positions in general management, marketing, training, and education, joined the Flexsteel board of directors in December 2003. She served as Chair of the Compensation Committee from 2015 to present, and as a member of the Nominating & Governance Committee for eight years. She served as Chair of the Nominating & Compensation Committee Chair for four years and as a member of same for four years. She has also served on the Audit Committee. “I’ve enjoyed serving on Flexsteel’s board of directors. My resignation is not a result of any concerns I have with the board or management. I look forward to watching the company grow as the current and future strategies are implemented”.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

For more information, visit our website at http://www.flexsteel.com.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc. 563.585.8122

investors@flexsteel.com

385 Bell Street T 563.556.7730 flexsteel.com

Dubuque, IA 52001